EXHIBIT 99.6

Information related to certain material risks

related to Total System Services, Inc.’s business, operations and financial condition

Unless the context otherwise requires, all references herein to “TSYS,” the “Company,” “we,” “our,” or “us” refer to Total System Services, Inc. and its consolidated subsidiaries and references to “management” refer to the management of TSYS.

RISK FACTORS

This section highlights specific risks that could affect our business and us. Although this section attempts to highlight key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. In addition to the factors discussed elsewhere or incorporated by reference in this report, among the other factors that could cause actual results to differ materially are the following:

Security breaches of our systems, including as a result of cyber-attacks, may damage client relations, our reputation and expose us to financial liability.

In order to provide our services, we process, store and transmit sensitive business information and personal consumer information which may include credit and debit card numbers, names and addresses, social security numbers, driver’s license numbers, bank account numbers and other types of personal information or sensitive business information. Under the card network rules, various federal, state and international laws, and client contracts, we are responsible for information provided to us by financial institutions, merchants, ISOs and others and for our failure to protect this information. Some of this information is also processed and stored by financial institutions, merchants and other entities, as well as third-party service providers to whom we outsource certain functions and other agents, which we refer to collectively as our associated third parties. The confidentiality of the sensitive business information and personal consumer information that resides on our systems and our associated third parties’ systems is critical to our business. While we maintain controls and procedures designed to protect the sensitive data we collect, we cannot be certain that these measures will be successful or sufficient to counter all current and emerging information security threats that we face on a daily basis.

Certain of our computer systems and certain of our associated third parties’ computer systems have been, and could be in the future, breached, and our data protection measures have not and may not in the future prevent unauthorized access. Information security risks for us and our competitors have substantially increased in recent years in part due to the proliferation of new technologies and the increased sophistication, resources and activities of hackers, terrorists, activists, organized crime, and other external parties, including hostile nation-state actors. The techniques used by these bad actors to breach and otherwise obtain unauthorized access, disable or degrade service, sabotage systems or utilize payment systems in an effort to perpetrate financial fraud change frequently and are often difficult to detect. Although we are not aware of any material breach of our computer systems or of our associated third parties’ computer systems that have had a material impact on us or caused us to incur material losses relating to cyber-attacks or other information security breaches to date, we and others in our industry are regularly the subject of sophisticated and numerous attempts by bad actors to gain unauthorized access to these computer systems and data or to obtain, change or destroy confidential data (including personal consumer information of individuals) through a variety of means, including, but not limited to, computer viruses, malware and phishing. In the future, these attacks may result in unauthorized individuals obtaining access to our confidential information or confidential information provided to us by financial institutions, merchants, ISOs and others, or otherwise accessing, damaging, or disrupting our computer systems or infrastructure. In addition, we expect bad actors to utilize increasingly sophisticated technology and techniques in the future to exploit vulnerabilities that may, or may not, be generally known. As a result, we must continuously develop and enhance our controls, processes, and practices designed to protect our computer systems, software, data and networks from attack, damage, or unauthorized access. This continuous development and enhancement will require us to expend additional resources, including to investigate and remediate significant information security vulnerabilities detected. Despite our investments in security measures, we are unable to assure that any security measures will be effective and will not be subject to breach, or system or human error. In addition, insider or employee cyber and security threats also pose a risk to all large companies, including ours. If one or more of the events described above were to occur, our computer systems or our associated third parties’ computer systems could be breached and the information stored there could be accessed, publicly disclosed, lost, changed, controlled or stolen. While we maintain insurance coverage that may cover certain aspects of cyber risks, such insurance coverage may be insufficient to cover all losses.

We could also be subject to liability for claims relating to misuse of personal consumer information, such as unauthorized marketing purposes and violation of data privacy laws. We cannot provide assurance that the contractual requirements related to security and privacy that we impose on our associated third parties’ who have access to customer data and personal consumer information will be followed or will be adequate to prevent the unauthorized use or disclosure of data. In addition, we have obligations under certain agreements to take certain protective measures to ensure the confidentiality of personal consumer information.

A breach of our systems processing or storing sensitive business information or personal consumer information may cause those systems to be unavailable; cause our clients and consumers to lose confidence in our services or deter the use of electronic payments generally; significantly harm our reputation; distract our management; delay future product rollouts; expose us to financial liability (as a result of uninsured liabilities, potential breaches of contract, litigation and penalties and fines from regulators and the card networks); result in the loss of our financial institution sponsorships; increase our risk of regulatory scrutiny; adversely affect our continued card network registration; cause us to modify our protective measures which would increase our expenses; and increase our expenses from containment and remediation costs, all of which could have a material adverse and long-term effect on our revenues, profitability, financial condition and future growth. Further, if we were to be removed from networks’ lists of PCI DSS compliant service providers, our existing clients may cease utilizing our services, and prospective clients may delay or choose not to consider us for their processing needs. In addition, card networks could refuse to allow us to process through their networks.

Consolidation among financial institutions and retail clients, including the merger of TSYS clients with entities that are not TSYS clients or the sale of portfolios by TSYS clients to entities that are not TSYS clients could materially impact our financial position and results of operation.

Consolidation among financial institutions, particularly in the area of credit card operations, and consolidation in the retail industry, continues to be a major risk. Specifically, we face the risk that our clients may merge with entities that are not our clients, our clients may sell portfolios to entities that are not our clients or our financial institution clients may otherwise cease to exist, thereby negatively impacting our existing agreements and projected revenues with these clients. In addition, consolidation among financial institutions has led to an increasingly concentrated client base at TSYS which results in a changing client mix toward larger clients. Continued consolidation among financial institutions could increase the bargaining power of our current and future clients and further increase our client concentration. Consolidation among financial institutions and retail clients and the resulting loss of any significant client by us could have a material adverse effect on our financial position and results of operations.

If we do not obtain new clients or renew or renegotiate our agreements on favorable terms with our clients, our business will suffer.

A significant amount of our revenues is derived from long-term contracts with large clients. The financial position of these clients and their willingness to pay for our products and services are affected by general market positions, competitive pressures and operating margins within their industries. When our long-term contracts expire, the time of renewal or renegotiation presents our clients with the opportunity to consider other providers, transition all or a portion of the services we provide in-house or seek lower rates for our services. The loss of our contracts with existing clients or renegotiation of contracts at reduced rates or reduced service levels could have a material adverse effect on our financial position and results of operation.

For potential clients of our business segments, switching from one vendor of core processing or related services (or from an internally-developed system) to a new vendor is a significant undertaking. As a result, potential clients often resist change. We seek to overcome this resistance through strategies such as making investments to enhance the functionality of our systems. However, there can be no assurance that our strategies for overcoming potential clients’ reluctance to change vendors will be successful, and this resistance may adversely affect our growth.

Economic and geopolitical conditions could adversely affect our business.

A significant portion of our revenues is derived from the number of consumer payment transactions that we process which may be affected by, among other things, overall economic conditions. The payment processing industry depends heavily upon the overall level of consumer, business and government spending. Any change in economic factors, including a sustained deterioration in general economic conditions or consumer confidence, particularly in the United States or Europe, or increases in interest rates in key countries in which we operate may adversely affect our financial performance by reducing the number or average purchase amount of transactions involving credit, debit, GPR prepaid and other payment-related cards. Future reductions in consumer spending through credit, debit, GPR prepaid debit and other payment-related card usage through methods that we process, including through an increase in the number of cash transactions, will result in our having fewer transactions to process and could result in a decrease in our revenues and profits. A weakening in the economy could also force some retailers to close, resulting in exposure to potential credit losses and declines in transactions. Additionally, credit card issuers may reduce credit limits and become more selective in their card issuance practices. Any of these developments could have a material adverse impact on our financial position and results of operation.

Our ability to anticipate and respond to changing industry and client needs and preferences may affect our competitiveness or demand for our products, which may adversely affect our financial results.

The payment processing markets in which we compete are subject to rapid and significant technological changes, new product introductions, including mobile payment applications, evolving competitive landscape, developing industry standards, and changing client and consumer needs and preferences. We expect that new services and technologies applicable to the payment processing markets will continue to emerge. These changes in technology may limit the competitiveness of and demand for our services. Also, our clients continue to adopt new technology for business and personal uses. We must anticipate and respond to these changes in order to remain competitive within our markets. If we are unable to effectively respond to these changes, the competitiveness of and demand for our services and products will be materially impaired and may result in our services being removed from the payments value chain. Our future success will depend in part on our ability to anticipate and respond to new competitors and to develop or adapt to technological changes and evolving industry standards on a timely basis. Our failure to do so could have a material adverse effect on our financial position and results of operation.

There may be a decline in the use of cards as a payment mechanism or adverse developments with respect to the card industry in general.

If the number of electronic payment transactions of the type we process does not continue to grow or if businesses or consumers do not continue to adopt our services, it could have a material adverse effect on the profitability of our business, financial position and results of operations. We believe future growth in the use of credit, debit and GPR prepaid debit cards and other electronic payments will be driven by the cost, ease-of-use, and quality of products and services offered to consumers and businesses. In order to consistently increase and maintain our profitability, businesses and consumers must continue to use electronic payment methods that we process, including credit, debit and GPR prepaid debit cards.

Conversions and deconversions of client portfolios may not occur as scheduled which may negatively impact our financial results.

The timing of the conversion of card portfolios of new payment processing clients to our processing systems and the deconversion of existing clients to other systems impacts our revenues and expenses. Due to a variety of factors, conversions and deconversions may not occur as scheduled and this may have a material adverse effect on our financial position and results of operations.

Acquisitions and integrating such acquisitions create certain risks and may affect our financial results.

We have acquired businesses both in the U.S. and internationally and will continue to explore opportunities for strategic acquisitions in the future. The acquisition and integration of businesses involve a number of risks. Core risks are in the area of valuation (negotiating a fair price for the business based on inherently limited diligence) and integration and conversion (managing the complex process of integrating the acquired company’s people, services, technology and other assets to realize the projected value of the acquired company and the synergies projected to be realized in connection with the acquisition). In addition, international acquisitions often involve additional or increased risks including, for example: managing geographically separated organizations, systems, and facilities; integrating personnel with diverse business backgrounds and organizational cultures; complying with foreign regulatory requirements; fluctuations in currency exchange rates; enforcement of intellectual property rights in some foreign countries; difficulty entering new foreign markets due to, among other things, customer acceptance and business knowledge of those new markets; and general economic and political conditions. In all of our acquisitions, we also have risk associated with the information security posture of the acquired company and its products and services and activities required to address information security issues identified during the acquisition process and thereafter.

If the integration and conversion process when acquiring a business does not proceed smoothly, the following factors, among others, could have an adverse effect on our financial position and results of operations, and result in a loss of projected synergies:

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if we are unable to successfully integrate the benefits plans, duties and responsibilities, and other factors of interest to the management and employees of the acquired business, we could lose employees to our competitors, which could significantly affect our ability to operate the business and complete the integration;

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if the integration process causes any delays with the delivery of our services, or the quality of those services, we could lose clients to our competitors, which would reduce our revenues and earnings;

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if we are unable to identify and address information security weaknesses or vulnerabilities of the acquired company in a manner that prevents those from being exploited by malicious actors after close of the acquisition;

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the acquisition may otherwise cause disruption to the acquired company’s business and operations and relationships with financial institution sponsors, customers, merchants, employees and other partners, as applicable;

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the acquisition and the related integration could divert the attention of our management from other strategic matters including possible acquisitions and alliances and planning for new product development; and

•	the costs related to the integration of the acquired company’s business and operations into ours and the financing of the transaction may be greater than anticipated.

A negative perception of our Company in the marketplace may affect our brands and reputation, which are key assets of our business.

Our brands and their attributes are key assets of our business. The ability to attract and retain business clients and consumers to TSYS and Netspend branded products depends highly upon the external perceptions of our Company and our industry’s quality of service, use and protection of account holder data, regulatory compliance, financial condition, corporate responsibility and other factors. Negative perception or publicity, particularly in light of the rapid, widespread use of social media channels, could cause damage to our brands and reputation.

If business clients and consumers turn away from our brand and products, we may be required to incur additional liabilities and costs, result in greater regulatory or legislative scrutiny, and materially and adversely affect our financial position, results of operations and prospects for future growth and overall business.

Our business may be adversely affected by currency, geopolitical and other risks associated with foreign operations and, as we pursue international expansion, we may incur higher than anticipated costs and will become more susceptible to these risks.

We provide services to our clients worldwide. As a result, our revenues derived from international operations are subject to risk of loss from foreign currency exchange rates. Revenue and profit generated by international operations will increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates. We have not entered into foreign exchange forward contracts to mitigate the risks associated with our foreign operations. In addition, we may become subject to exchange control regulations that might restrict or prohibit the conversion of our foreign currency into U.S. dollars. The occurrence of any of these factors could decrease the value of revenues we receive from international operations and adversely affect our financial position and results of operations. In addition, our revenues derived from international operations are subject to risk of loss as a result of social and geopolitical instability and unfavorable political or diplomatic developments which could negatively impact our financial results.

In June 2016, the United Kingdom (“U.K.”) held a referendum in which voters approved an exit from the European Union, commonly referred to as “Brexit.” The referendum has caused, and may continue to cause, volatility in global stock markets and currency exchange rate fluctuations, resulting in a decline in the value of the British pound relative to the U.S. dollar. The U.K. is currently negotiating the terms of its expected exit from the European Union which is scheduled for March 29, 2019. In November 2018, the U.K. and the European Union agreed upon a draft Withdrawal Agreement that sets out the terms of the U.K.’s departure, including a transition period from March 29, 2019 through December 31, 2020 to allow time for the U.K. and the European Union to agree upon a future trade deal. On January 15, 2019, the draft Withdrawal Agreement was rejected by the U.K. Parliament creating significant uncertainty about the terms (and timing) under which the U.K. will leave the European Union and the terms of the U.K’s future relationship with the European Union. Uncertainty over the terms of the U.K.’s expected departure from the European Union and the exit itself could negatively impact the U.K. and other economies, which could adversely affect our financial position and results of operations. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations in the U.K. and the European Union. Because we conduct business in and have operations in the U.K., we may incur additional costs or need to make operational changes as we adapt to potentially divergent regulatory frameworks from the rest of the European Union. Any of these effects of Brexit, among others, could adversely affect our business and financial results. We are monitoring the potential impact of Brexit on our Company including its impact on service continuity, contracts, the regulatory environment and freedom of movement of people as well as the potential impact to us if Brexit negatively impacts the U.K. or other economies, although the financial, trade and legal implications of Brexit are still uncertain and may be more severe than expected given that the final terms upon which the U.K. will exit the European Union are still unknown and the lack of comparable precedent.

We may also incur higher than anticipated costs as we expand internationally and grow our international client base. If we are unable to successfully manage these expenses as our business expands, our financial position and results of operations could be negatively impacted.

The costs and effects of pending and future litigation, investigations or similar matters, or adverse facts and developments related thereto, could materially affect our financial position and results of operations.

We are from time to time involved in various litigation matters and governmental or regulatory investigations or similar matters arising out of our business. Our insurance or indemnities may not cover all claims that may be asserted against it, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. Should the ultimate judgments or settlements in any pending litigation or future litigation or investigation significantly exceed our insurance coverage, they could have a material adverse effect on our financial position and results of operations. In addition, we may not be able to obtain appropriate types or levels of insurance in the future, nor may we be able to obtain adequate replacement policies with acceptable terms, if at all. For more information about our legal proceedings, see Note 15 in the Notes to the Consolidated Financial Statements included in Exhibit 99.1 to this Current Report on Form 8-K.

We operate in a competitive business environment, and if we are unable to compete effectively our financial position may be adversely affected.

The market for payment processing services is intensely competitive. Our payment solutions primarily compete against credit card processing firms, third party processing vendors, financial institutions, merchant acquirers and prepaid programs managers. If we are unable to differentiate ourselves from our competitors, drive value for our clients and/or effectively align our resources with our goals and objectives, we may not be able to compete effectively. We expect that the markets in which we compete will continue to attract new competitors and new technologies, including non-traditional competitors who offer certain innovations in payment methods. There can be no assurance that we will be able to compete successfully against current or future competitors or that the competitive pressures we face in the markets in which we operate will not materially adversely affect our financial position and results of operations.

The market for prepaid cards, demand deposit accounts and alternative financial services is highly competitive and competition is increasing as more companies endeavor to address the needs of underbanked consumers.

When we acquired Netspend, which we now refer to as our Consumer Solutions segment, we added an aspect to our business to complement our previous presence in the prepaid processing space to include GPR prepaid debit and payroll cards and alternative financial services. The alternative financial services industry, including the prepaid card market, is subject to intense and increasing competition. Our Consumer Solutions segment, which now includes demand deposit accounts, directly competes with a number of companies that market open-loop prepaid cards and demand deposit accounts through retail and online distribution. In addition, we compete with banks that offer demand deposit accounts and other traditional issuers of debit cards. We also compete against large retailers and technology companies who are seeking to integrate more financial services into their product offerings. We anticipate increased competition from alternative financial services providers who are often well-positioned to service the underbanked and who may wish to develop their own prepaid card or demand deposit account programs. The increased desire of banks, retailers, technology companies and alternative financial services providers to develop and promote prepaid card and demand deposit account programs could have an adverse effect on our Consumer Solutions Segment. We also face strong price competition. To stay competitive, we may have to increase the incentives that we offer to our distributors and decrease the prices of our products and services, which could adversely affect our operating results.

Our Consumer Solutions segment relies on certain relationships with issuing banks, distributors, marketers and brand partners. The loss of such relationships or if we are unable to maintain such relationships on terms that are favorable to us, our business, financial position and operating results may be materially adversely affected.

Our Consumer Solutions segment relies on arrangements we have with issuing banks to provide us with critical products and services, including the FDIC-insured depository accounts tied to the cards and accounts we manage, access to the ATM networks, membership in the card associations and network organizations and other banking services. The majority of our active Consumer Solutions cards and accounts are issued or opened through Meta Payment Systems (“MetaBank”). If any material adverse event were to affect MetaBank, or another of our other critical issuing banks, if we were to lose MetaBank or another critical bank, or if MetaBank or another critical bank grew to a size such that it was no longer able to avail itself of certain regulatory exemptions for small banks, we would be forced to find an alternative provider of these critical banking services for our Consumer Solutions segment. It may not be possible to find a replacement bank on terms that are acceptable to us or at all. Any change in the issuing banks could disrupt the business or result in arrangements with new banks that are less favorable to us than those we have with our existing issuing banks, either of which could have a material adverse impact on our results of operations and our financial position.

Furthermore, our Consumer Solutions segment depends in large part on establishing agreements with distributors, marketers and brand partners, primarily alternative financial services providers, as well as grocery and convenience stores and other traditional retailers. Some of these companies may endeavor to internally develop their own programs or enter into exclusive relationships with our competitors to distribute or market their products. The loss of, or a substantial decrease in revenues from, one or more of our top distributors, marketers or brand partners could have a material adverse effect on the Consumer Solutions segment and our operating results.

Changes in the laws, regulations, policies, credit card association rules or other industry standards affecting our business may impose costly compliance burdens and negatively impact our business.

There may be changes in the laws, regulations, credit card association rules or other industry standards that affect our operating environment in substantial and unpredictable ways at both the federal and state levels in the U.S. as well as internationally. For example, the Trump Administration has called for changes in existing regulatory requirements, including those applicable to financial services. We cannot predict the impact, if any, of such changes on our business. It is likely that some policies adopted by the new administration will benefit us, while others will negatively affect us. Until we know what changes are adopted, we will not know whether in total we benefit from, or are negatively affected by, the changes. More broadly, changes to statutes, regulations or industry standards, including interpretation and implementation of statutes, regulations or standards, could increase the cost of doing business or affect the competitive balance. Regulation of the payments industry has increased significantly in recent years. Failure to comply with laws, rules and regulations or standards to which we are subject in the U.S. as well as internationally, including the card network rules and rules with respect to privacy and information security, may result in the suspension or revocation of a license or registration, the limitation, suspension or termination of service, and the imposition of fines, sanctions or other penalties, which could have a material adverse effect on our financial position and results of operations, as well as damage our reputation. Even if such a change to statutes, regulations or industry standards does not directly apply to us, the effects of such a change on our financial institution clients could result in material, indirect effects on the way we operate or the costs to operate our business and impair the demand for our services amongst our financial institution clients.

We and the rest of the financial services industry continue to experience increased legislative and regulatory scrutiny, including the enactment of additional legislative and regulatory initiatives such as the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Reform Act”) in 2010. The Reform Act has resulted in significant structural and other changes to the regulation of the financial services industry. The Reform Act, among other things, provides for the regulation and oversight by the Board of Governors of the Federal Reserve System (“Board”) of debit interchange fees that are typically paid by acquirers and charged or received by a payment card network for the purpose of compensating an issuer for its involvement in an electronic debit transaction. The Reform Act also created the Consumer Financial Protection Bureau (“CFPB”) with responsibility for regulating consumer financial products and services and enforcing most federal consumer protection laws in the area of financial services, including consumer credit and the prepaid card industry. The CFPB has mandated that supervised financial institutions, including our clients, are required to ensure that their service providers are in compliance with applicable federal consumer laws, which may increase regulatory oversight and our cost of doing business. In addition, the CFPB has promulgated a new rule regarding the prepaid industry which is expected to negatively impact our Consumer Solutions segment and thus negatively impact our revenues and earnings when it becomes effective which is scheduled to occur on April 1, 2019. Furthermore, the Reform Act created a Financial Stability Oversight Council that has the authority to determine whether nonbank financial companies such as TSYS should be supervised by the Board because they are systemically important to the U.S. financial system. Any such designation would result in increased regulatory burdens on our business. The overall impact of the Reform Act on TSYS is difficult to estimate. Current and future regulations as a result of the Reform Act may adversely affect our business or operations, directly or indirectly (if, for example, our clients’ businesses and operations are adversely affected).

With respect to our Consumer Solutions segment, because each distributor offers prepaid cards, reload services and/or money remittance services as an agent of Consumer Solutions, or another third party, we do not believe that the distributors themselves are required to become licensed as money transmitters in order to engage in such activity. However, there is a risk that a federal or state regulator will take a contrary position and initiate enforcement or other proceedings against a distributor, us, our issuing banks or our other service providers. If we are unsuccessful in making a persuasive argument that a distributor should not be subject to such licensing requirements and it is therefore deemed to be in violation of one or more of the state money transmitter statutes, it could result in the imposition of fines, the suspension of the distributor’s ability to offer some or all of our products and related services in the relevant jurisdiction, civil liability and criminal liability, each of which could negatively impact our financial position and results of operations. Furthermore, if the federal government or one or more state governments impose additional legislative or regulatory requirements on our Consumer Solutions segment, the issuing banks or the distributors, or prohibit or limit the activities of our Consumer Solutions segment as currently conducted, we may be required to modify or terminate some or all of our Consumer Solutions products and services offered in the relevant jurisdiction or certain of the issuing banks may terminate their relationship with us.

In addition, we are subject to tax laws in each jurisdiction where we do business. Changes in tax laws or their interpretations could decrease the value of revenues we receive, the value of tax losses and tax credits carry forwards recorded on our balance sheet and the amount of our cash flow and have a material adverse effect on our financial position and results of operations. Furthermore, changes in accounting policies can significantly affect how we calculate expenses and earnings.

We rely on financial institution sponsors in order to process Visa, Mastercard, American Express and Discover transactions. If these sponsorships are terminated and we are unable to secure new sponsors our business and results of operations will be materially and adversely affected.

In order to provide our Visa, Mastercard, American Express and Discover transaction processing services, we must be either a direct participant or be registered as a merchant processor or service provider of Visa, Mastercard, American Express and Discover. Registration as a merchant processor or service provider is dependent upon our being sponsored by member banks of these credit card companies. If our sponsor banks should stop providing sponsorship for us, we would need to find another financial institution to provide those services or we would need to attain direct participation, either of which could prove to be difficult and expensive. If we are unable to find a replacement financial institution to provide sponsorship or attain direct participation, we may no longer be able to provide processing services to the affected customers, which would have a material adverse effect on our business and results of operations.

If we fail to comply with the applicable requirements of the card networks, they could seek to fine us, suspend us or terminate our registrations. If our merchants or independent sales organizations incur fines or penalties that we cannot collect from them, we could end up bearing the cost of such fines or penalties.

We are subject to card association and network rules that could subject us to a variety of fines or penalties that may be levied by the card networks for certain acts or omissions. The rules of the card networks are set by their boards, which may be influenced by card issuers, and some of those issuers are our competitors with respect to these processing services. Many banks directly or indirectly sell processing services to merchants in direct competition with us. These banks could attempt, by virtue of their influence on the networks, to alter the networks’ rules or policies to the detriment of non-members like us. The termination of our registrations or our status as a service provider or a merchant processor, or any changes in card association or other network rules or standards, including interpretation and implementation of the rules or standards, that increase the cost of doing business or limit our ability to provide transaction processing services to our customers, could have a material adverse effect on our financial position and results of operations. If a merchant or an ISO fails to comply with the applicable requirements of the card associations and networks, it could be subject to a variety of fines or penalties that may be levied by the card associations or networks. If we cannot collect such amounts from the applicable merchant or ISO, we could end up bearing such fines or penalties, resulting in lower earnings for us.

The providers of alternative financial services that distribute our Consumer Solutions products are subject to extensive and complex federal and state regulations and new regulations and/or changes to existing regulations could adversely affect their ability to offer Consumer Solutions products through their locations, which in turn could have an adverse impact on our business.

The distributors include a large number of companies in industries that are highly regulated, such as payday, title and installment lending and it is possible that changes in the legal regime governing such businesses could limit their ability to distribute our Consumer Solutions products or adversely impact their business and thereby have an indirect adverse impact on our Consumer Solutions segment. For example, a large number of states have either prohibited, or imposed substantial restrictions upon, the offering of “payday loans” and this activity continues to draw substantial scrutiny from federal and state legislatures, regulatory authorities and various consumer groups. Furthermore, the Reform Act grants supervisory authority over entities engaged in this activity to the CFPB, which recently promulgated regulations which may significantly impact the operations and/or viability of various entities. As a number of our Consumer Solutions distributors are engaged in offering payday, title and/or installment loans, current and future legislative and regulatory restrictions that negatively impact their ability to continue their operations could have a corresponding negative impact on our ability to offer Consumer Solutions products through their locations, potentially resulting in a significant decline in revenue from the Consumer Solutions segment.

We are subject to the business cycles and credit risk of our merchant customers and our independent sales organizations.

A recessionary economic environment could affect our merchants through a higher rate of business closures, resulting in lower revenues and earnings for us. Our merchants are liable for any charges properly reversed by the card issuer on behalf of the cardholder. Our merchants and ISOs are also liable for any fines, or penalties, that may be assessed by any card networks. In the event, however, that we are not able to collect such amounts from the merchants or ISOs, due to merchant fraud, breach of contract, insolvency, bankruptcy or any other reason, we may be liable for any such charges which could have a material adverse effect on our financial position and results of operations.

We incur chargeback liability when our merchants refuse or cannot reimburse chargebacks resolved in favor of their customers. We cannot accurately anticipate these liabilities, which may adversely affect our financial results.

In the event a billing dispute between a cardholder and a merchant is not resolved in favor of the merchant, the transaction is normally “charged back” to the merchant and the purchase price is credited or otherwise refunded to the cardholder. If we are unable to collect such amounts from the merchant’s account or reserve account (if applicable), or if the merchant refuses or is unable, due to closure, bankruptcy or other reasons, to reimburse us for a chargeback, we bear the loss for the amount of the refund paid to the cardholder. We may experience significant losses from chargebacks in the future. Any increase in chargebacks not paid by our merchants could have a material adverse effect on our financial position and results of operation. We have policies to manage merchant-related credit risk and often mitigate such risk by requiring collateral and monitoring transaction activity. Notwithstanding our programs and policies for managing credit risk, it is possible that a default on such obligations by one or more of our merchants could have a material adverse effect on our business.

Fraudulent activities by merchants, prepaid card holders or others and losses from overdrawn cardholder accounts may adversely affect our financial results.

We have potential liability for fraudulent bankcard transactions or credits initiated by merchants or others, and our prepaid card programs expose us to threats involving the misuse of cards, collusion, fraud and identify theft. Examples of merchant fraud include when a merchant knowingly uses a stolen or counterfeit bankcard or card number to record a false sales transaction, processes an invalid bankcard, or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeit and fraud. It is possible that incidents of fraud could increase in the future. Failure to effectively manage risk and prevent fraud would increase our chargeback liability or other liability. Increases in chargebacks or other liability could have a material adverse effect on our financial position and results of operations.

Our systems and our third-party providers’ systems may fail which could interrupt our service, cause us to lose business, increase our costs and expose us to liability.

We depend on the efficient and uninterrupted operation of our computer systems, software, data centers and telecommunications networks, as well as the systems and services of third parties. A system outage or data loss could have a material adverse effect on our business, financial position and results of operations. Not only would we suffer damage to our reputation in the event of a system outage or data loss, we may also be liable to third parties. Many of our contractual agreements with financial institutions require the payment of penalties if we do not meet certain operating standards. Our systems and operations or those of our third-party providers could be exposed to damage or interruption from events that may be outside our control. Events that could cause system interruptions include, among other things, fire, natural disaster, power loss, telecommunications failure, terrorist acts, war, breach and unauthorized access and computer viruses or other defects. Defects in our systems or those of third parties, errors or delays in the processing of payment transactions, telecommunications failures, or other difficulties could result in loss of revenue, loss of customers, loss of merchant and cardholder data, harm to our business or reputation, exposure to fraud losses or other liabilities, negative publicity, additional operating and development costs, fines and other sanctions imposed by card networks, and/or diversion of technical and other resources. In addition, we have a third party risk management process in place through our global procurement program. If we are unable to effectively manage the risk associated with our third party relationships, it could negatively impact our financial condition and results of operations.

We may experience software defects, computer viruses, and development delays, which could damage client relations, our potential profitability and expose us to liability.

Our services are based on sophisticated software and computing systems that often encounter development delays, and the underlying software may contain undetected errors, viruses, or defects. Defects in our software products and errors or delays in our processing of electronic transactions could result in additional development costs, diversion of technical and other resources from our other development efforts, loss of credibility with current or potential clients, harm to our reputation, fines imposed by card networks, or exposure to liability claims. In addition, we rely on technologies supplied to us by third parties that may also contain undetected errors, viruses or defects that could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to successfully manage our intellectual property and may be subject to infringement claims.

In our rapidly developing legal framework, we rely on a combination of contractual rights and copyright, trademark, patent and trade secret laws to establish and protect our proprietary technology. Despite our efforts to protect our intellectual property, third parties may infringe or misappropriate our intellectual property or may develop software or technology competitive to us. Our competitors may independently develop similar technology, duplicate our products or services or design around our intellectual property rights. We may have to litigate to enforce and protect our intellectual property rights, trade secrets and know-how or to determine their scope, validity or enforceability, which is expensive and could cause a diversion of resources and may not prove successful. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection could harm our business and ability to compete.

We may also be subject to costly litigation in the event our products and technology infringe upon another party’s proprietary rights. Third parties may have, or may eventually be issued, patents that would be infringed by our products or technology. Any of these third parties could make a claim of infringement against us with respect to our products or technology. We may also be subject to claims by third parties for breach of copyright, trademark or license usage rights. Any such claims and any resulting litigation could subject us to significant liability for damages. An adverse determination in any litigation of this type could limit our ability to use the intellectual property subject to these claims and require us to design around a third party’s patent, which may not be possible, or to license alternative technology from another party, which may be costly. In addition, litigation is time consuming and expensive to defend and could result in the diversion of the time and attention of our management and employees.

If we lose key personnel or are unable to attract additional qualified personnel as we grow, our business could be adversely affected.

All of our businesses function at the intersection of rapidly changing technological, social, economic and regulatory developments that requires a wide ranging set of expertise and intellectual capital. To successfully compete and grow, we must recruit, develop and retain the necessary personnel who can provide the needed expertise across the entire spectrum of intellectual capital needs. In addition, we must develop our personnel to fulfill succession plans capable of maintaining continuity in the midst of the inevitable unpredictability of human capital. However, the market for qualified personnel is competitive and we may not succeed in recruiting additional personnel or may fail to effectively replace current personnel who depart with qualified or effective successors. Our efforts to retain and develop personnel may also result in significant additional expenses, which could negatively affect our profitability. We cannot assure that key personnel, including executive officers, will continue to be employed or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on our business, financial position and results of operations.